CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" and "Experts" in the combined Prospectus/Proxy Statement, "Conditions Precedent" in Section 4.1(e) and 4.2(d) of the Form of Plan of Reorganization and Dissolution and in the Statement of Additional Information in the Registration Statement on Form N-14 for Neuberger Berman Fasciano Fund and Neuberger Berman Genesis Fund (collectively, the "Funds"), and to the incorporation by reference of our report dated October 16, 2007, on the financial statements and financial highlights of the Funds included in the August 31, 2007 Annual Report to Shareholders of each Fund in the Statement of Additional Information of Neuberger Berman Genesis Fund.


                                                           /s/ ERNST & YOUNG LLP

Boston, Massachusetts
April 30, 2008